UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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	Soliciting Material Pursuant to §240.14a-12

MONOLITHIC POWER SYSTEMS, INC.
(Name of Registrant as Specified In Its Charter)

n/a
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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2012 Annual Meeting of Stockholders
Supplemental Information Regarding:
Proposal One – Election of Directors; and
Proposal Three – Advisory Vote on Named Executive Officer Compensation

Commencing on or about May 25, 2012, the following materials will be used by officers, directors and employees of Monolithic Power Systems, Inc.,  as well as proxy solicitors engaged by Monolithic Power Systems, Inc., to communicate about Proposal One – Election of Directors and Proposal Three – Advisory Vote on Named Executive Officer Compensation for the 2012 Annual Meeting of Stockholders to be held on June 14, 2012, and may be sent to certain stockholders.  This information supplements information contained in our definitive 2012 proxy statement dated April 30, 2012. This information may be deemed “soliciting material” within the meaning of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission.

Dear Stockholder:

At the 2012 Annual Meeting of Stockholders of Monolithic Power Systems, Inc. (the “Company”) to be held on June 14, 2012, our stockholders will vote on three proposals:

1.
To elect three Class II directors to serve for three year terms until our annual meeting of stockholders in  2015 or until their respective successors are duly elected and qualified. The nominees for election to our Board of Directors are Mr. James C. Moyer, Ms. Karen A. Smith Bogart and Dr. Jeff Zhou.

2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012.

3.	To hold an advisory vote on the compensation of the Company’s named executive officers (the “Say-on-Pay Proposal”).

Our board of directors recommends a vote FOR each of the nominees for election to our Board of Directors, FOR the proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012, and FOR the Say-on-Pay Proposal. Your vote is very important, and we are requesting your support for each of these proposals.

The proxy advisory firm Glass Lewis & Co. (“Glass Lewis”) issued a report on May 24, 2012, recommending that our stockholders withhold votes for Ms. Smith Bogart and Dr. Zhou and vote against the Say-on-Pay Proposal.  We believe that these Glass Lewis recommendations are based on errors in their analysis and are without support based on our actions and the information regarding our compensation programs that we have provided in our proxy statement for the 2012 Annual Meeting of Stockholders. We set forth below an explanation of these errors.  For these reasons, we request that stockholders vote FOR each of our nominees  and FOR the Say-on-Pay Proposal, notwithstanding the Glass Lewis recommendation.

Election of Directors Serving on the Compensation Committee and the Say-on-Pay Proposal

Glass Lewis recommends the stockholders withhold votes with respect to Ms. Smith Bogart and Dr. Zhou because they have served on our Compensation Committee (Glass Lewis did not recommend withhold votes with respect to Herbert Chang because he is not standing for reelection at the 2012 Annual Meeting of Stockholders).  In addition, Glass Lewis recommends that stockholders vote against the Say-on-Pay Proposal.  We do not believe that these recommendations are warranted in light of all of the steps that we have taken in response to the Say-on-Pay vote at the 2011 Annual Meeting of Stockholders, and therefore we recommend that stockholders vote FOR the election of Ms. Smith Bogart and Dr. Zhou, and FOR our Say-on-Pay Proposal.

The Glass-Lewis recommendations are based on an incorrect assessment of our compensation actions regarding performance-based equity awards.

In support of its recommendation that stockholders vote against the Say-on-Pay proposal, Glass Lewis indicates that we do not grant performance vesting incentive awards.  This statement is incorrect.  As noted on page 20 of the proxy statement for the 2012 Annual Meeting of Stockholders, we retroactively changed 50% of our CEO Michael Hsing’s equity awards to be earned based on pre-established performance goals. These included his 2011 awards.  Moreover, beginning in 2012, 50% of the equity compensation payable to our named executive officers (“NEOs”) will be in the form of performance-based awards, rather than awards which vest based on the passage of time.  The performance metrics for these awards will be based on our long-term performance in revenue growth, as set from time to time by the Board, as well as an overall “modifier” based on the Company’s performance relative to its peers, as measured by total stockholder return, or “TSR.”  Accordingly, we believe that the “negative feature” in the Glass Lewis report that there is no performance-vesting long-term incentive awards in 2011 is mistaken, as our CEO’s equity awards for 2011 were changed to be 50% performance based.

We believe the Glass-Lewis recommendations do not sufficiently take into account the actions that we have taken in response to the Say-on-Pay vote at the 2011 Annual Meeting of Stockholders.

While Glass-Lewis acknowledges changes that we have made to our compensation programs, the recommendations do not take into account how these changes have addressed the concerns of our stockholders. Despite all of our efforts, Glass Lewis indicates that it believes the members of our Compensation Committee should have taken more initiative to improve our pay practices and programs.  As we noted in our proxy statement for the 2012 Annual Meeting of Stockholders, following the 2011 Say-on-Pay vote we reached out to a number of our most significant stockholders and their advisors to discuss their concerns and to determine the reasons why our Say-on-Pay proposal did not receive majority support from our stockholders.  In response to the results of our first Say-on-Pay vote and these subsequent discussions with our stockholders, we re-examined our executive compensation program as a whole and made certain changes to our compensation policies and decisions for the remainder of 2011 and 2012 to further align our executive compensation structure with our stockholders’ interests and current market practices going forward, including the following:

•
We made significant adjustments to the CEO’s compensation by reducing his overall total compensation (including a reduction in his target non-equity incentive compensation) from $5,626,000 to $3,256,000, establishing a limit on the CEO’s total compensation, increasing the percentage of the CEO’s equity compensation that is earned based on pre-established performance goals to 50%, and setting long-term performance goals that focus on the Company’s growth and profitability, as a result, more than 50% of the CEO’s total compensation,  including short term and long term incentives,  will be subject to performance vesting.

•
We imposed restrictions on maximum cash bonus the Compensation Committee can award to the executives based on pre-established performance criteria.  We eliminated the Compensation Committee’s ability to exercise upward discretion with regard to exceeding maximum cash bonuses under the program, even though the Compensation Committee had never exercised any upward discretion to adjust cash incentive awards exceeding maximum cash bonuses paid to our NEOs under the program.  In fact, the Compensation Committee has, several times in the past, exercised its negative discretion and significantly reduced the earned payout to the executives to reflect market conditions and/or the Company’s overall performance.  The Compensation Committee continues to have the ability to exercise its negative discretion, but does not have the upward discretion to award cash exceeding the maximum cash bonus.

•
Beginning in 2012, 50% of the equity compensation payable to all of our NEOs will be in the form of performance-based equity awards, rather than awards that vest based solely on the passage of time. The performance metrics for these awards will be based on the Company’s long-term performance in revenue growth, as set from time to time by the Board, as well as an overall “modifier” based on the Company’s performance relative to its peers, as measured by TSR.

•
Beginning in 2012, we adopted metrics that are used to determine the short term performance-based incentive that differ from the long term performance-based incentive.  The short term performance-based cash incentive compensation payable to all of our NEOs is based on the Company’s performance in operating profit, as set by the Board from time to time.  The use of the operating profit metric in our short-term incentive plan, combined with the use of  revenue growth and TSR performance metrics in our long-term incentive plan will provide a balanced approach that seeks to reward our executives for achieving the Company’s financial objectives, without taking excessive risk.

•
We adopted a Compensation Recoupment Policy, which we refer to as a “clawback policy,” that permits the Board to recoup any excess performance-based cash compensation paid to key members of our executive team if the financial results on which the performance-based cash compensation awards were based are restated due to fraud or intentional misconduct by the executive;

•	We adopted significant stock ownership guidelines that are applicable to our NEOs; and

•
We adopted a policy prohibiting our directors and officers (including our NEOs) from engaging in certain hedging and monetization transactions with respect to the Company securities that they hold without prior approval. The policy also prohibits our directors and officers (including our NEOs) from engaging in any short sales of the Company’s securities.

We believe that these changes and adjustments to our compensation program respond to the concerns of our stockholders, further align the interests of our NEOs and our stockholders and strengthen our compensation governance framework.

For all of the foregoing reasons, our board of directors recommends a vote FOR each of the nominees to our Board of Directors and FOR the Say-on-Pay Proposal.

Election of Karen A. Smith Bogart

Glass Lewis recommends that stockholders withhold votes for Karen A. Smith Bogart, in part because she serves as  chairman of the Nominating and Corporate Governance Committee.  Glass Lewis notes in its recommendation that our director Douglas McBurnie received over a 50% withhold vote at the 2011 Annual Meeting of Stockholders, based on concerns that  Mr. McBurnie failed to attend 75 percent of our board and committee meetings. Glass Lewis goes on to note that Mr. McBurnie remains on our Board, despite this vote, and that this fact raises concerns about whether the nominating and governance committee is fulfilling its duty to shareholders.  We believe that in its analysis, Glass Lewis has overlooked the circumstances around the high “withhold” vote for Mr. McBurnie in 2011. Although our proxy statement for the 2011 Annual Meeting of Stockholders stated that Mr. McBurnie had attended fewer than 75% of the meetings of the Board and those committees of which he is a member during 2010, this statement was an error on our part. In every year since Mr. McBurnie joined our Board, he has attended more than 75% of the meetings of the Board and those committees of which he is a member.  He has also attended every Board and committee meeting since the 2011 Annual Meeting of Stockholders.

Following our 2011 Annual Meeting of Stockholders, we re-examined our calculations regarding Mr. McBurnie’s attendance and determined that we had failed to include Mr. McBurnie’s attendance at committee meetings during 2010, and as a result had miscalculated his attendance record. In fact, Mr. McBurnie had attended 78% of the meetings of the Board and the Board committees of which he was a member during 2010.  Following the 2011 Annual Meeting of Stockholders, our Board, and the Nominating and Governance Committee under Ms. Bogart’s leadership, reviewed the matter, recognized Mr. McBurnie’s record of consistent attendance and dedication to his responsibilities as a director and welcomed his continued service as a member of our Board.  We believe that the greater than 50% withhold vote for Mr. McBurnie was based upon the erroneous disclosure of his attendance in our proxy statement for the 2011 Annual Meeting of Stockholders, and that if the proxy statement had correctly stated that he attended more than 75% of the meetings, Mr. McBurnie would have been re-elected at the 2011 Annual Meeting of Stockholders.  Once the error was discovered, our Board and our nominating and governance committee took the correct action to recognize Mr. McBurnie’s attendance and dedication.

We disclosed our Board’s action, and the miscalculated attendance rate for Mr. McBurnie, in Item 5 of our Quarterly Report on Form 10-Q filed August 9, 2011.  We believe Glass Lewis’ reliance on the withhold vote from our 2011 Annual Meeting of Stockholders as “raising concerns” about our Nominating and Governance Committee is misplaced under these circumstances.  While we certainly regret the error in our proxy statement for the 2011 Annual Meeting of Stockholders, we believe that these circumstances should not raise concerns about Ms. Bogart and therefore we believe that our stockholders should instead vote FOR the election of Ms. Smith Bogart.